Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

This Amendment to Rights Agreement dated as of July 11, 2013 (this “Amendment”), is between iGo, Inc., a Delaware corporation (the “ Company ”), and Computershare Trust Company, N.A. (the “ Rights Agent ”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent constitute all of the parties to that certain Amended and Restated Rights Agreement, dated as of June 20, 2013 (the “ Rights Agreement”), and desire to amend the Rights Agreement as set forth herein;

WHEREAS, the Company proposes to enter into the Stock Purchase and Sale Agreement by and between Steel Excel Inc., a Delaware corporation (“Purchaser”) and the Company (as amended, supplemented, modified or replaced from time to time, the “Sale Agreement”);

WHEREAS, the Board of Directors of the Company has determined that the Sale Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Offer, the Top-Up Purchase and the Transactions (each as defined in the Sale Agreement), are advisable and are fair to and in the best interests of the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has determined, in connection with its consideration of the Sale Agreement, that it is necessary and desirable to amend the Rights Agreement as set forth herein;

WHEREAS, no Person has become an Acquiring Person under the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement shall be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, and pursuant to the Rights Agreement and in accordance with Section 27 thereof, the parties hereto do hereby agree as follows (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Rights Agreement):

1.         Amendments to the Rights Agreement.  The Rights Agreement shall be amended as follows:

(a)               Section 1 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, Steel Excel Inc. and its Affiliates and Associates shall not be or become, or be deemed to be or become, an “Acquiring Person” or a “Beneficial Owner” of (or to “beneficially own”) Common Stock, either individually or collectively, as a result of (i) the public or other announcement of the Sale Agreement, (ii) the approval, execution or delivery of the Sale Agreement or any memorandum of understanding contemplating the execution of the Sale Agreement, or (iii) the announcement, commencement or consummation of the Offer, the Top-Up Purchase or the Transactions and the other transactions contemplated by the Sale Agreement (each such event, an “ Exempt Event ”).”

(b)             Section 1 of the Rights Agreement is hereby amended to add the following definitions in proper alphabetic order:

“Offer” shall have the meaning assigned to such term in the Sale Agreement.

“Transactions” shall have the meaning assigned to such term in the Sale Agreement.

“Sale Agreement” shall mean the Stock Purchase and Sale Agreement, dated as of July 11, 2013 by and between Steel Excel Inc., a Delaware corporation, and the Company (as amended, supplemented, modified or replaced from time to time”);

“Top-Up Purchase” shall have the meaning assigned to such term in the Sale Agreement.

(c)             Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, neither a Stock Acquisition Date nor a Distribution Date shall occur and neither shall be deemed to have occurred as a result of an Exempt Event.”

(d)            Section 3 of the Rights Agreement is hereby amended to add the following Section 3(d):

“(d)          Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement as a result of an Exempt Event.”

(e)             Section 11(a)(ii) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, this Section 11(a)(ii) shall not apply to any Exempt Event.”

(f)             Section 13 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, this Section 13 shall not apply to any Exempt Event.”

(g)            Section 25 of the Rights Agreement is hereby amended to add the following Section 25(c):

“(c) Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to provide any notice pursuant to this Section 25(b) as a result of an Exempt Event.”

2.     Miscellaneous.

(a)             The laws of the State of Delaware shall govern the validity, interpretation, construction, performance, and enforcement of this Amendment, excluding the choice of law provisions of the State of Delaware.

(b)             Except as modified herein, all other terms and provisions of the Rights Agreement (including the Exhibits thereto) are unchanged and remain in full force and effect.

(c)             This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

(d)             The Company will notify the Rights Agent of the occurrence of the Offer Closing (as defined in the Sale Agreement).

(e)             This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Sale Agreement.  The Company will notify the Rights Agent of the occurrence of the execution and delivery of the Sale Agreement promptly thereafter.

(f)             This Amendment shall be binding upon any permitted assignee, transferee, successor or assign to any of the parties hereto.

(g)            If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(h)            The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this Amendment complies with Section 27 of the Rights Agreement.

(i)             In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed.  In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first written above.

IGO, INC.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

[Signature Page to Amendment to Rights Agreement]